Exhibit 15.2

September 17, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Medifocus Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Registration Statement on Form 20-F of Medifocus Inc. for the fiscal year ended March 31, 2014. We agree with the statements concerning our Firm in such Form 20-F.

Sincerely,

/s/ S&W LLP

S & W LLP (Formerly Sievert & Sawrantschuk LLP, Chartered Accountants)

Chartered Professional Accountants, Licensed Public Accountants

Statements made by Medifocus Inc., to be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Annual report on Form 20-F of Medifocus Inc. for the years ended March 31, 2014, 2013 and 2012:

“Item 16F.	Change in Registrant’s Certifying Accountant.

The Company previously engaged the accounting firm of S&W LLP (formerly Sievert & Sawrantschuk, LLP, Chartered Accountants) to audit the Company’s financial statements for purposes of filing such financial statements in Canada. S&W LLP is not registered with the Public Company Accounting Oversight Board (“PCAOB”) and, as a result, we would not be able to include financial statements audited by S&W LLP in this Registration Statement on Form 20-F. Accordingly, on May 31, 2013, the Company dismissed S&W LLP as its auditing firm in connection with the audit of financial statements filed in this Registration Statement on Form 20-F and appointed a PCAOB registered auditing firm.

Concurrently, we engaged Stegman & Company (“Stegman”) in connection with the preparation of our audited financial statements for the years ended March 31, 2014, March 31, 2013, and March 31 2012, to be included in this Registration Statement on Form 20-F. The change in auditors was discussed between the Company’s senior management and Board of Directors, was approved by the Company’s senior management and ratified by the Audit Committee of the Board of Directors.

During the past three fiscal years and through the present time, there have been no disagreements with either S&W LLP or Stegman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. There has been no adverse opinion or a disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles in our principal accountant’s report on the Company’s financial statements for either of the past three years.